Exhibit 99.01

                                                Investor Relations Contact:

[LOGO] UTG                               [LOGO] Hawk Associates, Inc.
       Universal Travel Group                   Frank Hawkins and Julie Marshall
                                                Phone: (305) 451-1888
10940 Wilshire Blvd. Suite 1600                 E-mail: info@hawkassociates.com
Los Angeles, CA 90024                           http://www.hawkassociates.com
Contact: Jacalyn Guo
e-mail: Jacalyn@chutg.com                ---------------------------------------
Phone: (310) 443-4151

                                         ---------------------------------------

                    Universal Travel Group Q2 FY '07 Revenue
                  $7.02M; Net Income $1.65M or $0.05 Per Share
            Chinese Travel Specialist Reports Strong Earnings Growth

LOS ANGELES and SHENZHEN, China - August 14, 2007 -- Universal Travel Group (OTC Bulletin Board: UTVG) which operates through its wholly owned subsidiary, Shenzhen Yu Zhi Lu Aviation Service Company Ltd. (YZL), a leading air travel agency in Southern China, announced financial results for the second quarter of fiscal year 2007.

Universal Travel reported record revenue of $7.02 million for the second quarter, an increase of approximately 657% from $928,000 for the comparable quarter in fiscal year 2006. The increase in revenue is attributable to the acquisition of Speedy Dragon and an increase in the customer base of the pre-existing business from 1.5 million members to approximately 1.7 million members at the end of the quarter. For the quarter, Yu Zhi Lu reported $4 million in revenue, or approximately 57% of overall sales for the company. Speedy Dragon contributed the other $3.02 million in sales, 43% of the company's revenue. During the first quarter YZL reported $4.3 million in revenue, or approximately 61% of overall sales for the company and Speedy Dragon contributed the other $2.68 million, or 39% of the company's revenue.

Net income for the second quarter was $1.65 million, or $0.05 per share, up approximately 230% from $501,000 a year ago. On a sequential basis, net income increased 152% from $654,000 in the first quarter of 2007, due primarily to decreased stock-based compensation expenses and operational cost reductions. Universal Travel noted a sequential 6.4% decrease in cost of services for the quarter to $4.41 million in the second quarter from $4.71 million in the prior quarter. Selling, general and administrative expenses declined 12.5% sequentially, from $752,000 in the first quarter to $658,000 in the second quarter. The weighted average number of shares outstanding during the second quarter was 34,934,285.

For the first six months of 2007, revenue was $13.99 million and net income was $2.31 million, or approximately $0.07 per share. This compares to revenue of $1.69 million and net income of $961,000 for the same period last year. Income from operations was $2.83 million for the first six months of 2007, up from $1.12 million for the comparable period last year.

Universal Travel Group Chairwoman and CEO Ms. Jiangping Jiang said, "Universal Travel had a successful second quarter this year. We are pleased with the operational results for the company, particularly with the sequential quarterly reduction of costs, despite the acquisition of Speedy Dragon on April 10, 2007. Gross profit for the quarter was $2.62 million, which yielded a gross margin of 37.3%, up sequentially from the 32.4% we reported for the first quarter of this year. Net margin for the quarter was 23.5%.

"Assets for the quarter increased to $13.2 million, up 5.6% sequentially from $12.5 million in the first quarter of this year. We expect assets to continue to increase as they will reflect the acquisitions of Shanghai Lanbao and Xi'an Golden Net, which we announced last week.

"Universal Travel is well positioned for continued growth into the second half of the year. Through our acquisition of Xi'an Golden Net we have fully entered the packaged tourism market and established a foothold on the Western part of China. The acquisition of Shanghai Lanbao has allowed us to penetrate further into the hotel reservations industry as we are now able to provide services to other businesses as well as end consumers.

"Due to the completion of these two acquisitions, we revised our previously announced guidance. We now expect to report 2007 revenue in the range of approximately $35 million to $36 million, up 250% to 260% from $10.01 million reported in fiscal year 2006. Net income for the 2007 fiscal year is expected to be in the range of $8.2 million to $8.5 million, or $0.23 to $0.24 earnings per share, an increase of 222% to 233% from $2.55 million reported in fiscal year 2006. "

The financial statements follow.

Universal Travel has changed its conference call date and time since it filed its second quarter results early. The conference call will take place August 15 at 2:00 p.m. Eastern Daylight Time and will cover the company's second quarter earnings results. A question-and-answer session will follow.

To participate, call (877) 407-8035 after 1:50 p.m. EDT on August 15. International callers should dial (201) 689-8035. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=119867 and at http://www.hawkassociates.com/utvgmore.aspx. The webcast will be archived until November 17, 2007.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets, hotels and restaurants, as well as air cargo transportation and tour routing for customers. Universal Travel recently completed the acquisitions of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company, Xi'an Golden Net Travel Serve Service Co., Ltd. which provides air tickets, train tickets and packaged tours, and Shanghai Lanbao Travel Service Co., Ltd., which owns and manages the award winning China Booking Association website http://www.cba-hotel.com/. Universal Travel's goal is to become China's leading transportation services provider in aviation, cargo and hotel booking. For more information, visit www.chutg.com.

A profile for investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail: Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

                             UNIVERSAL TRAVEL GROUP
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2007 AND DECEMBER 31, 2006

                                     ASSETS             2007            2006
                                                        ----            ----
CURRENT ASSETS
CASH AND CASH EQUIVALENTS                          $    820,011    $  1,043,555
ACCOUNTS RECEIVABLE                                   1,508,378          18,788
ACQUISITION DEPOSIT                                     887,569       2,881,823
LOANS RECEIVABLE                                      1,157,805         661,158
DUE FROM SHAREHOLDERS                                   201,321              --
TRADE DEPOSIT                                           767,012         959,605
ADVANCES                                              4,061,481       1,831,558
REFUNDABLE DEPOSITS                                      28,371          34,004
PREPAID EXPENSES AND OTHER RECEIVABLES                   21,168          31,842
                                                   ------------    ------------
TOTAL CURRENT ASSETS                                  9,453,116       7,462,333

PROPERTY & EQUIPMENT, NET                                83,874          51,555
INTANGIBLE ASSETS                                        34,471          49,938
GOODWILL                                              3,621,513              --
                                                   ------------    ------------

TOTAL ASSETS                                       $ 13,193,974    $  7,563,826
                                                   ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
NOTES PAYABLE - BANK                               $  1,178,403    $         --
ACCOUNTS PAYABLE AND ACCRUED EXPENSES                 2,808,272       3,391,229
INCOME TAX PAYABLE                                      297,038         263,850
                                                   ------------    ------------
TOTAL CURRENT LIABILITIES                             4,283,713       3,655,079

STOCKHOLDERS' EQUITY

COMMON STOCK, $.001 PAR VALUE, 70,000,000
SHARES AUTHORIZED, 34,934,285 ISSUED
  AND OUTSTANDING                                        34,934          30,450
ADDITIONAL PAID IN CAPITAL                            2,910,929         332,013
OTHER COMPREHENSIVE INCOME                              215,403         103,811
RETAINED EARNINGS                                     5,747,995       3,442,473
                                                   ------------    ------------
TOTAL STOCKHOLDERS' EQUITY                            8,909,261       3,908,747
                                                   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 13,192,974    $  7,563,826
                                                   ============    ============

                             UNIVERSAL TRAVEL GROUP
                        CONSOLIDATED STATEMENTS OF INCOME
                       FOR THE THREE MONTHS ENDED JUNE 30,

                                                        2007            2006
                                                        ----            ----

GROSS REVENUES - NET                               $  7,024,363    $    928,095
COST OF SERVICES                                      4,405,393              --
                                                   ------------    ------------
GROSS PROFIT                                          2,618,970         928,095
                                                   ------------    ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES            658,149         339,495
                                                   ------------    ------------

INCOME FROM OPERATIONS                                1,960,821         588,600
                                                   ------------    ------------

OTHER (INCOME) EXPENSE
INTEREST INCOME                                           4,728           1,936
INTEREST EXPENSE                                        (20,302)           (809)
                                                   ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                            (15,574)          1,127
                                                   ------------    ------------
INCOME BEFORE INCOME TAXES                            1,945,247         589,727

PROVISION FOR INCOME TAXES                              293,335          89,199
                                                   ------------    ------------
NET INCOME                                         $  1,651,912    $    500,528
                                                   ============    ============

                             UNIVERSAL TRAVEL GROUP
                        CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE SIX MONTHS ENDED JUNE 30,
                                                        2007            2006
                                                        ----            ----

GROSS REVENUES - NET                               $ 13,985,503    $  1,692,599
COST OF SERVICES                                      9,111,071              --
                                                   ------------    ------------
GROSS PROFIT                                          4,874,432       1,692,599
                                                   ------------    ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          1,409,943         567,951
STOCK BASED COMPENSATION                                633,360              --
                                                   ------------    ------------
                                                      2,043,303
                                                   ------------    ------------

INCOME FROM OPERATIONS                                2,831,129       1,124,648
                                                   ------------    ------------

OTHER (INCOME) EXPENSE
INTEREST INCOME                                          14,828           8,355
INTEREST EXPENSE                                        (21,282)         (1,713)
                                                   ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                             (6,454)          6,642
                                                   ------------    ------------
INCOME BEFORE INCOME TAXES                            2,824,675         541,563

PROVISION FOR INCOME TAXES                              519,153         170,433
                                                   ------------    ------------
NET INCOME                                         $  2,305,522    $    960,857
                                                   ------------    ------------

Universal Travel
Revenue Breakdown
For the three months ended June 30, 2007

                          YZL             %           SSD              %        Total
             Sales      $4,002,853.00    (57%)       $3,021,510.00   (43%)      $7,024,363.00
   Cost of Service      $1,898,903.49                $2,506,489.41              $4,405,392.90
---------------------------------------------------------------------------------------------
      Gross Profit      $2,103,949.74    (80%)       $  515,020.69   (20%)      $2,618,970.43


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